Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221590

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities, and we and the selling securityholders are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 16, 2018

Prospectus supplement

(To prospectus dated January 16, 2018)

6,500,000 shares

Golden Entertainment, Inc.

Common stock

The selling securityholders identified in this prospectus supplement are offering 6,500,000 shares of our common stock. We will not receive any proceeds from the sale of any shares by the selling securityholders.

Our common stock is listed on the Nasdaq Global Market under the symbol “GDEN”. On January 12, 2018, the last reported sale price of our common stock on the Nasdaq Global Market was $32.18 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to the selling securityholders, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 975,000 shares of our common stock directly from us at the public offering price less the underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See ‘‘Risk Factors’’ beginning on page S-11 of this prospectus supplement, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about                     , 2018.

Joint book-running managers

J.P. Morgan	Morgan Stanley

Macquarie Capital

Co-manager

Union Gaming

                    , 2018

Prospectus supplement

Prospectus

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus, dated January 16, 2018, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration statement, we and the selling securityholders may offer and sell the securities described in the accompanying prospectus in one or more offerings. We provide information to you about this offering of shares of our common stock in (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering, and both this prospectus supplement and the accompanying prospectus include important information about us, the selling securityholders, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information contained in this prospectus supplement as the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus supplement and the accompanying prospectus (including the documents incorporated herein and therein) as well as the additional information described under the headings “Where you can find more information” on page S-34 and “Information incorporated by reference” on page S-35 of this prospectus supplement before investing in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any free writing prospectus that we have authorized for use in connection with this offering. We, the selling securityholders and the underwriters have not authorized anyone to provide you with different or additional information other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling securityholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. We, the selling securityholders and the underwriters will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our common stock other than our common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of its date, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. We further note that the representations, warranties and covenants made by us, the selling securityholders or the underwriters in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made; therefore, such representations, warranties and covenants should not be relied on as accurate representations of the current state of our affairs.

S-i

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus may contain and incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” contained in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

When we refer to “Golden,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Golden Entertainment, Inc. and its consolidated subsidiaries, unless the context suggests otherwise.

S-ii

Cautionary note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus contain and incorporate by reference forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “seek,” “should,” “think,” “will,” “would” and similar expressions. In addition, forward-looking statements include statements regarding cost savings, synergies, growth opportunities and other financial and operating benefits of our acquisition of American Casino & Entertainment Properties LLC, or American, and our other acquisitions; our strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions; anticipated future growth and trends in our business or key markets; projections of future financial condition, operating results, income, capital expenditures, costs or other financial items; anticipated regulatory and legislative changes; the expected uses of the proceeds from this offering; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause our actual results to differ materially include: our ability to realize the anticipated cost savings, synergies and other benefits of our acquisition of American and our other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which we operate; litigation; increased competition; our ability to renew our distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, Chief Operating Officer, Chief Strategy Officer and Chief Financial Officer); the level of our indebtedness and our ability to comply with covenants in our debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to our properties); the effects of environmental and structural building conditions; the effects of disruptions to our information technology and other systems and infrastructure; and factors affecting the gaming, entertainment and hospitality industries generally. We undertake no obligation to revise or update any forward-looking statements for any reason. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements should also be considered in light of the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as may be updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in this prospectus supplement and the accompanying prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date on which they are made. Accordingly, users of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

S-iii

Prospectus supplement summary

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus supplement and the accompanying prospectus, especially the risks of investing in our common stock discussed or referenced in the “Risk factors” section in this prospectus supplement and the financial statements and related notes and other information incorporated by reference into this prospectus supplement, before deciding whether to participate in the offering described in this prospectus supplement. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary note regarding forward-looking statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk factors” and other sections included or incorporated by reference in this prospectus supplement.

Overview

We own and operate a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on resort casino operations and distributed gaming (including tavern gaming in our wholly-owned taverns).

We conduct our business through two reportable operating segments: Casinos and Distributed Gaming. In our Casinos segment, we own and operate eight resort casino properties in Nevada and Maryland. Four of our Nevada resort casino properties were added to our casino portfolio in October 2017 as a result of our acquisition of American Casino & Entertainment Properties LLC (which we refer to herein as “American”) as further described herein. Our Distributed Gaming segment involves the installation, maintenance and operation of slots and amusement devices in non-casino locations such as grocery stores, convenience stores, liquor stores, restaurants, bars and taverns in Nevada and Montana, and the operation of wholly-owned branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area.

Casinos

On October 20, 2017, we completed the acquisition of all of the outstanding equity interests of American from its former equity holders (which we refer to herein as the “American Acquisition”) for aggregate consideration consisting of $781.0 million in cash (subject to certain post-closing adjustments pursuant to the purchase agreement) and the issuance by us of 4,046,494 shares of our common stock to W2007/ACEP Holdings, LLC (which we refer to herein as “ACEP Holdings”), a former American equity holder and a selling securityholder hereunder.

The American Acquisition added four Nevada resort casino properties to our casino portfolio, including the Stratosphere Casino, Hotel & Tower (which we refer to herein as “Stratosphere”) in Las Vegas. These resort casino properties expand and strengthen our presence in Nevada and the Las Vegas locals market, while significantly increasing our operational scale and providing Golden with an iconic Las Vegas Strip destination property.

Following the American Acquisition, we own and operate eight resort casino properties in Nevada and Maryland, comprising the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas,

Nevada, the Aquarius Casino Resort in Laughlin, Nevada (which we refer to herein as the “Aquarius”), the Pahrump Nugget Hotel Casino (which we refer to herein as “Pahrump Nugget”), Gold Town Casino and Lakeside Casino & RV Park in Pahrump, Nevada, and the Rocky Gap Casino Resort in Flintstone, Maryland (which we refer to herein as “Rocky Gap”).

•

The Stratosphere:    The Stratosphere is our premier casino property, located on Las Vegas Blvd on the north end of the Las Vegas Strip. With nearly 2,500 hotel rooms, the Stratosphere is also our largest hotel property. As of September 30, 2017, the Stratosphere featured an 80,000 sq. ft. casino and offered 743 slots, 42 table games, a race and sports book, 15 restaurants, two rooftop pools, a fitness center, retail shops and entertainment facilities.

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Arizona Charlie’s casinos:    Our Arizona Charlie’s Decatur and Arizona Charlie’s Boulder casino properties primarily serve local Las Vegas patrons, and provide an alternative experience to the Las Vegas Strip. As of September 30, 2017, our Arizona Charlie’s Decatur casino offered approximately 260 hotel rooms and a total of 1,042 slots, seven table games, race and sports books, six restaurants, and an approximately 300-seat bingo parlor, and our Arizona Charlie’s Boulder casino offered approximately 300 hotel rooms and a total of 836 slots, seven table games, race and sports books, four restaurants, and an approximately 450-seat bingo parlor.

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Aquarius:    The Aquarius is located in Laughlin, Nevada, which is located approximately 90 miles from Las Vegas on the western riverbank of the Colorado River. The Aquarius caters primarily to patrons travelling from Arizona and Southern California, as well as customers from Nevada seeking an alternative to the Las Vegas experience. As of September 30, 2017, the Aquarius had approximately 1,900 hotel rooms and offered 1,234 slots, 33 table games and 10 restaurants. The Aquarius is the largest resort casino property by number of hotel rooms in the Laughlin, Nevada market.

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Pahrump casinos:    We own and operate three casinos in Pahrump, Nevada, which is located approximately 60 miles from Las Vegas and is a gateway to Death Valley National Park. Pahrump Nugget is our largest property in Pahrump, Nevada with approximately 70 hotel rooms. As of September 30, 2017, our Pahrump Nugget casino offered 433 slots, as well as eight table games, a race and sports book, an approximately 200-seat bingo facility and a bowling center. As of September 30, 2017, our Gold Town Casino offered 227 slots and an approximately 100-seat bingo facility, and our Lakeside Casino & RV Park offered approximately 160 RV hook-up sites.

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Rocky Gap:    Rocky Gap is situated on approximately 270 acres in the Rocky Gap State Park in Maryland, which we lease from the Maryland Department of Natural Resources under a 40-year operating ground lease expiring in 2052 (plus a 20-year option renewal). As of September 30, 2017, Rocky Gap offered 655 slots, 17 table games, two casino bars, three restaurants, a spa and the only Jack Nicklaus signature golf course in Maryland. Rocky Gap is a AAA Four Diamond Award® winning resort with approximately 200 hotel rooms, as well as an event and conference center.

Distributed gaming

Our Distributed Gaming segment involves the installation, maintenance and operation of slots and amusement devices in non-casino locations such as grocery stores, convenience stores, liquor stores, restaurants, bars and taverns in Nevada and Montana. In addition, we operate wholly-owned branded taverns with slots, which target local patrons, primarily in the greater Las Vegas, Nevada metropolitan area. We place our slots and amusement devices in locations where we believe they will receive maximum customer traffic, generally near a store’s entrance. As of September 30, 2017, our distributed gaming operations comprised nearly 10,400 slots in approximately 980 locations.

Our wholly-owned branded taverns offer a casual, upscale environment catering to local patrons offering superior food, craft beer and other alcoholic beverages, and typically include 15 onsite slots. We operate 57 wholly-owned branded taverns, which offer a total of over 900 onsite slots. Most of our taverns are located in the greater Las Vegas, Nevada metropolitan area and cater to local patrons seeking more convenient entertainment establishments than traditional casino properties. Our tavern brands include PT’s Gold (21 taverns), PT’s Pub (19 taverns), Sean Patrick’s (four taverns), PT’s Place (three taverns), PT’s Ranch (two taverns), PT’s Brewing Company (one tavern), Sierra Gold (five taverns), Sierra Junction (one tavern) and SG Bar (one tavern). We also opened our first brewery in Las Vegas, PT’s Brewing Company, during the first quarter of 2016 to produce craft beer for our taverns and casinos.

Business strengths and strategies

Scaled and complementary resort casino and distributed gaming platform

The American Acquisition transformed us into a significant Nevada-focused regional gaming company with a Las Vegas Strip resort casino presence. In addition, our branded gaming assets cater to the Las Vegas locals market, as well as the regional markets of Montana and Maryland. As of September 30, 2017, the Golden and American businesses collectively consisted of 15,741 slots, 114 table games, 5,164 hotel rooms and over 7,000 team members operating eight resort casinos and almost 1,000 distributed gaming locations. In August 2017, we were licensed as a video gaming terminal operator in Illinois providing for potential expansion of our distributed gaming segment into a new jurisdiction. In addition, we have approximately 700,000 active players in our marketing database, which offers new avenues to drive customer engagement and cross-marketing opportunities across our resort casino and distributed gaming platform. Our rated play demonstrates that our taverns appeal to patrons typically younger than traditional casino customers, resulting in a diverse customer demographic. We believe our portfolio of Strip and locals casinos, distributed gaming network and wholly-owned taverns complement each other through enhancing our player recognition, rewards and communication, while providing our customers attractive options for how, when and where to play within our network.

	Principal markets	Slots	Table games	Hotel rooms

Nevada
Stratosphere Casino, Hotel and Tower	Las Vegas Strip	743	42	2,429
Arizona Charlie’s Decatur	Las Vegas Locals	1,042	7	259
Arizona Charlie’s Boulder	Las Vegas Locals	836	7	303
Aquarius Casino Resort	Nevada Locals, Phoenix, Los Angeles, San Diego	1,234	33	1,906
Pahrump Nugget Hotel & Casino	Pahrump, NV	433	8	69
Gold Town Casino	Pahrump, NV	227	—	—
Lakeside Casino & RV Park	Pahrump, NV	185	—	—
Nevada Distributed Gaming (incl. taverns)	Las Vegas Locals	7,501	—	—

Total Nevada		12,201	97	4,966
% of Total		78%	85%	96%

Maryland
Rocky Gap Casino Resort	Maryland, Western Pennsylvania	655	17	198

Montana
Montana Distributed Gaming	Montana Locals	2,885	—	—

Total		15,741	114	5,164

*	Information is presented as of September 30, 2017.

Positioned to capitalize on strong Nevada economic trends

Nevada continues to be one of the strongest and most stable gaming markets in the country, with Las Vegas demographic and economic conditions continuing to improve. The unemployment rate for Las Vegas is near a nine-year low at 5.1% and has declined since 2010, while the population of Las Vegas has exhibited steady growth and hit a record 2.2 million residents in 2016, with continued population growth anticipated. Las Vegas has experienced 83 consecutive months of year-over-year jobs’ growth, and average weekly wages are now 6% above their prior peak. In conjunction with strong macroeconomic fundamentals, tourism in Las Vegas has continued its recovery, with 42.2 million people visiting Las Vegas in 2017. Group and leisure demand continues to drive growth, and convention attendance in Las Vegas was up 5% in 2017 compared to the prior year.

In addition to these strong underlying economic fundamentals, new major non-gaming attractions and developments are anticipated to enhance the economic outlook for Las Vegas. For example, the NHL’s expansion team, the Las Vegas Golden Knights, began play in October 2017, and the NFL’s Oakland Raiders are expected to move to Las Vegas for the 2020 season. Construction of the new stadium for the Raiders is underway and is anticipated to cost approximately $1.9 billion. In addition, a major redevelopment of the Las Vegas Convention Center is underway with a $1.4 billion multi-phase expansion, that is expected to be completed in 2023.

Ability to pursue organic and external growth opportunities

Our established platform of resort casino properties and distributed gaming operations (including our wholly-owned branded taverns) enables us to pursue both organic and external opportunities for growth. The combination of legacy Golden and American player databases and loyalty programs provides new organic growth opportunities to drive customer engagement across our platforms. Our platform benefits from both locals and visitor demand, creating powerful network effects from localized venues and brand recognition. In addition, we expect to make investments in the Stratosphere to increase our average daily room rate, including via our anticipated room renovation program. We also had four additional wholly-owned branded taverns under development as of September 30, 2017.

We are also focused on opportunistic acquisitions in both our Casinos and Distributed Gaming segments. In particular, the scale of our distributed gaming operations in Nevada and Montana creates opportunities for accretive acquisitions in those and other regional markets, while maintaining strategic and financial discipline. Our recent acquisition of a video gaming terminal operator license for distributed gaming in Illinois also opens up new markets in that State for our distributed gaming operations.

Significant free cash flow generation

We believe our business strength and capital structure following the American Acquisition will allow us to generate increased free cash flow (which we define as adjusted EBITDA less cash interest expense, cash taxes and maintenance capital expenditures). In addition, we have already achieved over $14 million of our previously announced targeted $18 million of estimated annual run-rate synergies related to our acquisition of American. We plan to use free cash flow to reduce leverage and pursue future growth opportunities.

Experienced management team with a proven track record of growth through acquisitions

Our management team has demonstrated the ability to successfully execute complementary acquisitions of regional gaming and casino operations, having completed 15 acquisitions over the past 16 years, including the acquisition of Affinity’s route operations and two Pahrump Casinos in February 2012, the merger between Lakes Entertainment, Inc. and Sartini Gaming, Inc. in July 2015 (which we refer to herein as the “Merger”), and the American Acquisition in October 2017 (these 15 acquisitions include transactions by Sartini Gaming, Inc. prior to the Merger).

We have an experienced management team that includes Blake Sartini, our Chief Executive Officer, President and Chairman of the Board, who has more than 30 years of experience in the gaming industry. Mr. Sartini was the founder of Golden Gaming in 2011 and, prior to that time, served as Executive Vice President, Chief Operating Officer and Director of Station Casinos, where for 15 years he held various management and executive positions. In addition, our senior executives, including Charles Protell, our Chief Financial Officer and Chief Strategy Officer, and Stephen Arcana, our Chief Operating Officer, have significant experience in the gaming, investment banking and finance industries. Our extensive management experience and unwavering dedication to our team members, guests and stake holders have been the primary drivers of our strategic goals and success. We expect to continue to focus on the future growth and diversification of our company while maintaining our core values and striving for operational excellence.

Corporate information

We were incorporated in Minnesota in 1998 under the name of GCI Lakes, Inc., which name was subsequently changed to Lakes Gaming, Inc. in August 1998, to Lakes Entertainment, Inc. in June 2002 and to Golden Entertainment, Inc. in July 2015. Our shares began trading publicly in January 1999. The mailing address of our headquarters is 6595 S Jones Boulevard, Las Vegas, Nevada 89118, and our telephone number at that location is (702) 893-7777. Our web site address is http://www.goldenent.com. The information on our web site does not constitute part of this prospectus supplement (except for our SEC reports that are expressly incorporated herein by reference).

The offering

Common stock offered by the selling securityholders	6,500,000 shares.

Common stock offered by us	975,000 shares if the underwriters exercise their option to purchase additional shares in full.

Common stock to be outstanding immediately after this offering	26,412,626 shares (or 27,387,626 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 975,000 additional shares of our common stock directly from us at the public offering price less the underwriting discounts and commissions.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling securityholders.

Our net proceeds from this offering will be approximately $ million if the underwriters’ option to purchase additional shares is exercised in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds (if any) we receive from this offering for general corporate purposes, which may include, among other things, capital expenditures, opportunistic acquisitions or working capital. Pending application of the net proceeds for the purposes described above, we may temporarily invest the net proceeds in short-term government securities, short-term money market funds and/or bank certificates of deposit. See “Use of proceeds” for additional information.

Risk factors	An investment in our common stock involves risks. You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

Nasdaq Global Market symbol	“GDEN”

Stock transfer agent and registrar	Broadridge Corporate Issuer Solutions, Inc.

The number of shares of our common stock to be outstanding immediately after this offering is based on 26,412,626 shares outstanding as of January 11, 2018 and excludes:

•	4,375,929 shares issuable upon the exercise of stock options outstanding as of January 11, 2018, at a weighted-average exercise price of $10.73 per share;

•	62,791 shares issuable upon the vesting of restricted stock units outstanding as of January 11, 2018; and

•	1,165,768 shares available for future grants under the Golden Entertainment, Inc. 2015 Incentive Award Plan as of January 11, 2018.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the exercise by the underwriters of their option to purchase additional shares directly from us.

Selected unaudited pro forma combined financial information

The following tables present selected unaudited pro forma combined financial information that gives effect to the American Acquisition and related transactions. Our historical financial information is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 incorporated by reference herein. The historical financial information of American is derived from the audited consolidated financial statements of American for the year ended December 31, 2016 and the unaudited consolidated financial statements of American for the nine months ended September 30, 2017 incorporated by reference herein from our Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on January 3, 2018. The unaudited pro forma combined statement of operations data was prepared as if the American Acquisition occurred on January 1, 2016. The unaudited pro forma combined balance sheet data was prepared as if the American Acquisition occurred on September 30, 2017.

The unaudited pro forma combined financial information has been prepared by management for illustrative purposes only and does not purport to represent what our results of operations, financial condition or other financial information would have been if the American Acquisition and related transactions had occurred as of the dates indicated above or what such results or financial condition will be for any future periods. The unaudited pro forma combined financial information is based on preliminary estimates and assumptions and on the information available at the time of the preparation thereof. Any of these preliminary estimates and assumptions may change, be revised or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the time of the American Acquisition. The unaudited pro forma combined financial information does not reflect non-recurring charges that will be incurred in connection with the American Acquisition, nor any cost savings and synergies expected to result from the American Acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the American Acquisition. The full unaudited pro forma combined financial statements as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016, including certain assumptions and adjustments described in the notes thereto, may be found in our Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on January 3, 2018 and incorporated by reference herein, which should be read in conjunction with the following tables.

You should read the selected unaudited pro forma combined financial information presented below together with the full unaudited pro forma combined financial statements and the accompany notes described above, the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q each incorporated by reference herein and our consolidated financial statements and the accompanying notes incorporated by reference herein, as well as the historical financial statements of American and the accompanying notes incorporated by reference herein. See “Where you can find more information.”

Selected unaudited pro forma combined statements of operations data (in thousands, except per share data):	Year ended December 31, 2016	Nine months ended September 30, 2017
Net revenues	$794,265	$638,094
Income from operations	78,975	76,049
Net income	30,984	34,664
Net income per share—basic	1.18	1.32
Net income per share—diluted	1.17	1.26

Selected unaudited pro forma combined balance sheet data (in thousands):	As of September 30, 2017

Assets
Cash and cash equivalents	$85,424
Accounts receivable, net	15,519
Prepaid expenses	22,392
Property and equipment, net	903,682
Goodwill	174,687
Intangible assets, net	142,425
Total assets	1,373,189

Liabilities and shareholders’ equity
Accounts payable	$22,713
Accrued expenses	20,554
Long-term debt, net	967,211
Total liabilities	1,043,543
Total shareholders’ equity	329,646

Risk factors

Investment in the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and our other filings under the Exchange Act that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to purchase our common stock and see “Where you can find more information” and “Information incorporated by reference.”

Risks related to this offering

Future sales of our common stock could lower our stock price and dilute existing shareholders.

We may, in the future, sell additional shares of common stock in subsequent public or private offerings. In January 2018, the SEC declared effective a universal shelf registration statement (of which this prospectus supplement is a part) for the future sale of up to $150 million in aggregate amount of common stock, preferred stock, debt securities, warrants and units, and the resale of up to approximately 8.0 million shares of our common stock held by the selling securityholders named therein (which includes the selling securityholder shares being offered for resale in this offering). The securities may be offered from time to time, separately or together, directly by us or the selling securityholders or through underwriters, dealers or agents at amounts, prices, interest rates and other terms to be determined at the time of the offering.

We may also issue additional shares of common stock to finance future acquisitions through the use of equity. For example, we issued approximately 8.5 million shares of our common stock in connection with the acquisition of Sartini Gaming, Inc. and approximately 4.0 million shares of our common stock in connection with the American Acquisition. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and other equity awards pursuant to our employee benefit plans. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including any shares issued in connection with the acquisitions of Sartini Gaming, Inc. and American, upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing shareholders.

In connection with this offering, we, the selling securityholders, and all of our executive officers and directors have agreed not to sell shares of common stock for 90 days following the date of this prospectus supplement, subject to extension in certain circumstances. However, J.P. Morgan Securities LLC, as a representative of the underwriters, may at any time release all or a portion of the common stock subject to these lock-up provisions. When determining whether or not to release any such shares subject to a lock-up agreement, J.P. Morgan Securities LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If such lock-up restrictions are waived, the affected common stock may be available for sale into the market, which could adversely affect the market price of our common stock.

We expect our stock price to be volatile, and you may lose some or all of your investment.

The market price of our common stock has been, and is likely to continue to be, volatile. For example, since June 13, 2017 (being the first trading day following the announcement of the American Acquisition), the market price of our common stock has ranged from $19.25 to $34.75. The market price of our common stock may be significantly affected by many factors, including:

•	changes in general or local economic or market conditions;
•	quarterly variations in operating results;
•	strategic developments by us or our competitors;
•	developments in our relationships with our customers, distributors and suppliers;
•	regulatory developments or any breach, revocation or loss of any gaming license;
•	changes in our revenues, expense levels or profitability;
•	changes in financial estimates and recommendations by securities analysts;
•	failure to meet the expectations of securities analysts; and
•	changes in the economy.

Any of these events may cause the market price of our common stock to fall. In addition, the stock market in general has experienced significant volatility, which may adversely affect the market price of our common stock regardless of our operating performance.

Management will have broad discretion over the use of proceeds from this offering we receive, and we may not use the proceeds effectively.

Our management will have broad discretion over the use of any net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Because of the number and variability of factors that will determine our use of any net proceeds to us from this offering, their ultimate use may vary substantially from the currently intended use. Our failure to use these funds effectively could have a material adverse effect on our business, financial condition, results of operations or prospects and cause the market price of our common stock to decline.

The common stock is equity and is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests in our company and therefore do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our existing indebtedness, including the indebtedness under our $900.0 million senior secured first lien credit facility (consisting of $800.0 million in term loans and an undrawn $100.0 million revolving credit facility, collectively, the “First Lien Facility”) and our $200.0 million senior secured second lien term loan facility (the “Second Lien Facility” and, together with the First Lien Facility, the “Credit Facilities”), as well as to any future indebtedness or other liabilities we may incur, any preferred stock we may issue and any other non-equity claims against us and our assets, including in a liquidation.

Our shareholders are subject to extensive governmental regulation and if a shareholder is found unsuitable by a gaming authority, that shareholder would not be able to beneficially own our common stock directly or indirectly. Our shareholders may also be required to provide information that is requested by gaming authorities and we have the right, under certain circumstances, to redeem a shareholder’s securities; we may be forced to use our cash or incur debt to fund redemption of our securities.

Gaming authorities may, in their sole and absolute discretion, require the holder of any securities issued by us to file applications, be investigated, and be found suitable to own our securities if they have reason to believe that the security ownership would be inconsistent with the declared policies of their respective states. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, gaming authorities have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. The applicant must pay all costs of investigation incurred by the gaming authorities in conducting any such investigation. In evaluating individual applicants, gaming authorities typically consider the individual’s reputation for good character and criminal and financial history, and the character of those with whom the individual associates. If any gaming authority determines that a person is unsuitable to own our securities, then, under the applicable gaming laws and regulations, we can be sanctioned, including the loss of our privileged licenses or approvals, if, without the prior approval of the applicable gaming authority, we conduct certain business with the unsuitable person or fail to redeem the unsuitable person’s interest in our securities or take such other action with respect to the securities held by the unsuitable person as the applicable gaming authority requires.

For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable shall apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Control Board, a sum of money which, in the sole discretion of the Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Control Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. For example, under Nevada gaming laws, any person who acquires more than 5% of our voting power must report the acquisition to the Gaming Commission. Nevada gaming regulations also require that beneficial owners of more than 10% of our voting power apply to the Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails written notice requiring such filing. Further, an “institutional investor,” as defined in the Nevada gaming regulations, that acquires more than 10%, but not more than 25%, of our voting power may apply to the Gaming Commission for a waiver of such finding of suitability if such institutional investor holds our voting securities for investment purposes only. Similarly, under Maryland gaming laws, as interpreted by the Maryland Lottery and Gaming Control Commission, or the Maryland Commission, any person who acquires 5% or more of our voting securities must report the acquisition to the Maryland Commission and apply for a “Principal Employee” (if an individual) or “Principal Entity” (if an entity) license, both of which require a finding of qualification, or seek an institutional investor waiver. The granting of a waiver rests with the discretion of the Maryland Commission. Further, we may not sell or otherwise transfer in an issuer transaction more than 5% of the legal or beneficial interest in Rocky Gap without the approval of the Maryland Commission, after the

Maryland Commission determines that the transferee is qualified or grants the transferee an institutional investor waiver.

Our Articles of Incorporation require our shareholders to provide information that is requested by authorities that regulate our current or proposed gaming operations. Our Articles of Incorporation also permit us to redeem the securities held by persons whose status as a security holder, in the opinion of our Board of Directors, jeopardizes our existing gaming licenses or approvals. The price paid for these securities is, in general, the average closing price for the 30 trading days prior to giving notice of redemption. In the event a shareholder’s background or status jeopardizes our current or proposed gaming licensure, we may be required to redeem such shareholder’s securities in order to continue gaming operations or obtain a gaming license. This redemption may divert our cash resources from other productive uses and require us to obtain additional financing which, if in the form of equity financing, would be dilutive to our shareholders. Further, any debt financing may involve additional restrictive covenants and further leveraging of our fixed assets. The inability to obtain additional financing to redeem a disqualified shareholder’s securities may result in the loss of a current or potential gaming license.

Our executive officers and directors will continue to own or control a large percentage of our common stock, which permits them to exercise significant control over us.

As of January 11, 2018, assuming that all shares of common stock offered for resale by the selling securityholders under this prospectus supplement are sold to third parties, our executive officers and directors and entities affiliated with them would have owned, in the aggregate, approximately 34% of the outstanding shares of our common stock. Accordingly, these shareholders will be able to substantially influence all matters requiring approval by our shareholders, including the approval of mergers or other business combination transactions and the composition of our Board of Directors. This concentration of ownership may also delay, defer or even prevent a change in control of our company and would make some transactions more difficult or impossible without their support. Circumstances may arise in which the interests of these shareholders could conflict with the interests of our other shareholders.

Provisions in our articles of incorporation and bylaws or our credit facilities may discourage, delay or prevent a change in control or prevent an acquisition of our business at a premium price.

Some of the provisions of our Articles of Incorporation and our Bylaws and Minnesota law could discourage, delay or prevent an acquisition of our business, even if a change in control would be beneficial to the interests of our shareholders and was made at a premium price. These provisions:

•	permit our Board of Directors to increase its own size and fill the resulting vacancies;

•	authorize the issuance of “blank check” preferred stock that our Board of Directors could issue to increase the number of outstanding shares to discourage a takeover attempt; and

•	permit shareholder action by written consent only if the consent is signed by all shareholders entitled to notice of a meeting.

Although we have amended our Bylaws to provide that Section 302A.671 (Control Share Acquisitions) of the Minnesota Business Corporation Act does not apply to or govern us, we remain subject to 302A.673 (Business Combinations) of the Minnesota Business Corporation Act, which generally prohibits us from engaging in business combinations with any “interested” shareholder for a period of four years following the shareholder’s share acquisition date, which may discourage, delay or prevent a change in control of our company. In addition, our Credit Facilities provide for an event of default upon the occurrence of certain specified change of control events.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our senior secured credit facilities, which restrict our ability to declare or pay dividends on our capital stock, and any future financing agreements may restrict or prohibit us from declaring or paying dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders.

We estimate that the net proceeds to us from this offering will be approximately $             million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds (if any) we receive from this offering for general corporate purposes, which may include, among other things, capital expenditures, opportunistic acquisitions or working capital. Pending application of the net proceeds for the purposes described above, we may temporarily invest the net proceeds in short-term government securities, short-term money market funds and/or bank certificates of deposit.

Capitalization

The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of September 30, 2017:

•	on an actual basis; and

•	on a pro forma combined basis to reflect the American Acquisition, and the associated refinancing of our then-existing senior secured credit facility, as if each had occurred on September 30, 2017.

You should read this table together with “Use of proceeds” and “Selected unaudited pro forma combined financial information” included elsewhere in this prospectus supplement and with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference herein, and our consolidated financial statements and the related notes incorporated by reference herein.

	As of September 30, 2017
	Actual	Pro forma combined(1)
(In thousands)	(Unaudited)
Cash and cash equivalents	$42,911	$85,424

Debt:
Term loans(2)	$141,000	$1,000,000
Revolving credit facility(2)	27,000	—
Capital lease obligations	5,120	6,068
Notes payable	1,445	1,445

Total debt	$174,565	$1,007,513

Less: Unamortized discount	—	(31,000)
Less: Unamortized debt issuance costs	(1,744)	(1,370)

Total debt, net	$172,821	$975,143

Shareholders’ Equity:
Common stock, $0.01 par value	$223	$263
Additional paid-in capital	295,677	397,123
Accumulated deficit	(65,344)	(67,740)

Total shareholders’ equity	$230,556	$329,646
Total capitalization	$403,377	$1,304,789

(1)	The unaudited pro forma combined financial information has been prepared by management for illustrative purposes only and does not purport to represent what our financial condition or other financial information would have been if the American Acquisition and related transactions had occurred as of September 30, 2017 or what such financial condition will be for any future periods. The unaudited pro forma combined financial information is based on preliminary estimates and assumptions and on the information available at the time of the preparation thereof. Any of these preliminary estimates and assumptions may change, be revised or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the time of the American Acquisition. See “Selected unaudited pro forma combined financial information” included elsewhere in this prospectus supplement for additional information.

(2)

On October 20, 2017, in connection with the American Acquisition, we entered into our $900.0 million First Lien Facility (consisting of $800.0 million in term loans and a $100.0 million revolving credit facility) with JPMorgan Chase Bank, N.A. (as administrative agent and collateral agent), the lenders party thereto and the other entities party thereto, and our $200.0 million Second Lien Facility with Credit Suisse AG, Cayman Islands Branch (as administrative agent and collateral agent), the lenders party thereto and the other entities party thereto. The term loans under both Credit Facilities were fully drawn, and the revolving credit facility under the First Lien Facility was undrawn, at the closing of the American Acquisition. Proceeds from the term loan borrowings under the Credit Facilities at the closing of the American Acquisition were primarily used to fund the cash purchase price in the American Acquisition (a portion of which was used to repay American’s then-outstanding senior secured indebtedness), to repay all of the outstanding indebtedness under our then-existing credit agreement with Capital One, National Association (as administrative agent) and the lenders named therein, which, as of September 30, 2017, had $141.0 million in principal amount of term loans and $27.0 million in principal amount of revolving credit loans outstanding thereunder, and to pay certain transaction fees and expenses. As of the date of this prospectus, we have not made any borrowings under the revolving credit facility under the First Lien Facility and, as a result, we currently have no outstanding indebtedness under the revolving credit facility.

The number of shares of our common stock to be outstanding listed in the table above excludes:

•	4,228,957 shares issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted-average exercise price of $10.17 per share;

•	70,648 shares issuable upon the vesting of restricted stock units outstanding as of September 30, 2017;

•	289,390 shares available for future grants under the Golden Entertainment, Inc. 2015 Incentive Award Plan as of September 30, 2017; and

•	up to 975,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares directly from us.

Selling securityholders

The following table sets forth, as of January 11, 2018:

•	the names of the selling securityholders;

•	the number of shares of our common stock that the selling securityholders beneficially owned prior to the offering for resale of shares under this prospectus supplement;

•	the number of shares of common stock offered for resale by the selling securityholders in this offering under this prospectus supplement; and

•

the number and percentage of shares of common stock to be beneficially owned by the selling securityholders after giving effect to the completion of this offering (and assuming that all shares of common stock offered for resale by the selling securityholders under this prospectus supplement are sold to third parties).

The information set forth below is based upon information obtained from the selling securityholders and upon information in our possession regarding the issuance of shares of common stock to certain of the selling securityholders in connection with private placement transactions. The percentages of shares beneficially owned after completion of the offering are based on 26,412,626 shares of our common stock outstanding as of January 11, 2018, and assume no exercise by the underwriters of their option to purchase additional shares. Other than as described in the accompanying prospectus and in documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the selling securityholders has within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of shares of our common stock.

	Shares of common stock beneficially owned prior to this offering(1)	Number of shares of common stock being offered	Shares of common stock beneficially owned after this offering
Name of selling securityholder			Number	Percent
W2007/ACEP Holdings, LLC(2)	4,046,494	4,046,494	—	—
The Blake L. Sartini and Delise F. Sartini Family Trust(3)	7,246,393	953,506	6,292,887	23.8%
Lyle A. Berman Revocable Trust(4)	1,642,841	750,000	892,841	3.4%
Bradley Berman Irrevocable Trust(5)	334,425	187,500	146,925	*
Julie Berman Irrevocable Trust(5)	334,425	187,500	146,925	*
Amy Berman Irrevocable Trust(5)	293,172	187,500	105,672	*
Jessie Lynn Berman Irrevocable Trust(5)	293,172	187,500	105,672	*

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of January 11, 2018.

(2)

The following entities affiliated with ACEP Holdings may be deemed to beneficially own indirectly 4,046,494 shares of our common stock held by ACEP Holdings (the “ACEP Shares”): (i) WH Advisors, L.L.C. 2007 (“WH Advisors”); (ii) Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”); and (iii) W2007 Finance Sub, LLC (together with ACEP Holdings, WH Advisors and Whitehall, the “GS Investing Entities”). The Goldman Sachs Group, Inc. (“GS Group”), and its subsidiary Goldman Sachs & Co. LLC (“Goldman Sachs”), may be deemed to beneficially own all of the ACEP Shares because Goldman Sachs is the investment manager of certain of the GS Investing Entities and affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner, managing partner or managing member of, and share voting power and investment power with, the GS Investing Entities. In addition, GS Group and Goldman Sachs may be deemed to own an additional 3,083 shares of common stock of the Company as of January 11, 2018. GS Group and Goldman Sachs each disclaim beneficial ownership of the shares of common stock owned directly or indirectly by the GS Investing Entities, except to the extent of their pecuniary interest therein, if any. The address of the principal business office of each of the GS Investing Entities, GS Group and Goldman Sachs is 200 West Street, New York, NY 10282.

(3)	Blake L. Sartini, our Chairman of the Board, President and Chief Executive Officer, is a co-trustee of The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”). Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Trust. The number of shares of common stock beneficially owned by the Sartini Trust listed in the table above excludes 750,000 shares held by D’Oro Holdings, LLC, for which the Sartini Trust and Mr. and Mrs. Sartini have disclaimed any beneficial ownership. Blake L. Sartini, II, the adult son of Mr. and Mrs. Sartini, is the sole manager of D’Oro Holdings, LLC with sole power to vote and dispose of such shares. The number of shares of common stock beneficially owned by the Sartini Trust also does not reflect (a) options to purchase 904,000 shares of our common stock held by Mr. Sartini (none of which are exercisable within 60 days of January 11, 2018) or (b) 26,911 performance-based restricted stock units held by Mr. Sartini.

(4)	Lyle A. Berman, a member of our Board of Directors and our former President and Chief Executive Officer, is the beneficial owner and trustee of the Lyle A. Berman Revocable Trust (the “Berman Revocable Trust”). The number of shares of common stock beneficially owned by the Berman Revocable Trust listed in the table above excludes (a) options to purchase 235,072 shares of our common stock held by Mr. Berman that may be exercised within 60 days of January 11, 2018, (b) 211,403 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman and (c) 156,880 shares held by the Lyle A. Berman Roth IRA, all of which are beneficially owned by Mr. Berman.

(5)	Neil I. Sell, a member of our Board of Directors, is a co-trustee of each of the Bradley Berman Irrevocable Trust, the Julie Berman Irrevocable Trust, the Amy Berman Irrevocable Trust and the Jessie Lynn Berman Irrevocable Trust (collectively, the “Berman Irrevocable Trusts”). Mr. Sell shares the power to vote and dispose of such shares with Gary Raimist, who is also a co-trustee of each of the Berman Irrevocable Trusts. Mr. Sell and Mr. Raimist disclaim beneficial ownership of the shares held by the Berman Irrevocable Trusts.

Certain U.S. federal income tax considerations for non-U.S. holders of our common stock

The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects.

The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed (although there may be significant U.S. estate and gift tax consequences to a Non-U.S. Holder of our common stock, so Non-U.S. Holders should consult their tax advisors regarding the application of U.S. estate and gift tax laws to their particular situation).

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Risk factors,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock (determined on a share by share basis), but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or other taxable disposition.”

Subject to the discussion below on effectively connected income and FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, then, except to the extent an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or other taxable disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Underwriting

We and the selling securityholders are offering the shares of our common stock as described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives (in such capacity, the “representatives”) of the several underwriters. We and the selling securityholders have entered into an underwriting agreement with the representatives, on behalf of themselves and the other underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling securityholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock set forth opposite its name in the following table:

Underwriters	Numbers of shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Macquarie Capital (USA) Inc.
Union Gaming Securities, LLC

Total	6,500,000

The underwriters are committed to purchase all of the shares of common stock offered by the selling securityholders if they purchase any shares. The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares from the selling securityholders, are several and not joint. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have advised us that they initially propose to offer the shares to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the shares to selected dealers at the public offering price less a concession of up to $            . After the initial offering of the shares, the underwriters may change the public offering price(s) and any other selling terms. Sales of shares made outside the United States may be made by affiliates of each underwriter.

The underwriters have an option to buy up to 975,000 additional shares of our common stock directly from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any additional shares are purchased with this option, the underwriters will purchase such additional shares in approximately the same proportion as shown in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock, less the amount paid by the underwriters to us and the selling securityholders per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling securityholders to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock directly from us.

	Without option exercise	With full option exercise
Per share	$	$
Total	$	$

We estimate that the total expenses for this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions set forth in the table above, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, without the prior written consent of J.P. Morgan Securities LLC, we will not, subject to certain limited exceptions, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or any such other securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such swap, arrangement or transaction described in this or the immediately preceding bullet is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

Our directors, executive officers and the selling securityholders have agreed that, without the prior written consent of J.P. Morgan Securities LLC, they will not, subject to certain limited exceptions, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such director, executive officer or selling securityholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

In addition, in the underwriting agreement, we and the selling securityholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is listed on the Nasdaq Global Market under the symbol “GDEN”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of our common stock, which involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our common stock through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of our common stock as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us, our affiliates and the selling securityholders, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us, our affiliates and the selling securityholders in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions and reimbursement of expenses. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, one of the underwriters of this offering, serves as the administrative agent and collateral agent under our First Lien Facility. In addition, certain of the underwriters and/or their affiliates served as lead arrangers and bookrunners, and are currently serving as lenders, under each of our Credit Facilities and have received, and may receive in the future, customary fees and commissions for such roles.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State, other than under the following exemptions:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The

DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors

Each purchaser of shares of our common stock that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a share of our common stock, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the shares of our common stock and that such fiduciary:

(a)	is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

(b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Golden, each underwriter and their respective affiliates (the “Transaction Parties”);

(c)	is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

(d)	has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

(e)	is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

(f)	understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

Legal matters

Certain legal matters, including the validity of the shares of common stock offered hereby, will be passed upon for us by Latham & Watkins LLP and Gray, Plant, Mooty, Mooty & Bennett, P.A. Certain legal matters relating to this offering will be passed upon for ACEP Holdings by Sullivan & Cromwell LLP, for the Sartini Trust by Lewis Roca Rothgerber Christie LLP, for the Berman Revocable Trust by Carter Ledyard & Milburn LLP, and for the Berman Irrevocable Trusts by McDonald Carano LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

Experts

The consolidated financial statements and financial statement schedule of Golden Entertainment, Inc. and subsidiaries incorporated herein by reference to the Annual Report on Form 10-K of Golden Entertainment, Inc. for the year ended December 31, 2016 have been so incorporated in reliance upon the report of Piercy Bowler Taylor & Kern, Certified Public Accountants, independent registered public accounting firm, given upon the firm’s authority as an expert in auditing and accounting.

The audited consolidated financial statements of American Casino & Entertainment Properties LLC incorporated herein by reference to Amendment No. 1 to Current Report on Form 8-K/A of Golden Entertainment, Inc. filed with the SEC on January 3, 2018 have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given upon the firm’s authority as an expert in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement or to reports or other documents incorporated by reference herein are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or to reports or other documents incorporated by reference herein. We also file reports, proxy statements and other information with the SEC. Information filed with the SEC by us, including the registration statement, and the exhibits and schedules filed with the registration statement, can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. You may also access filed documents at the SEC’s web site at www.sec.gov or by accessing the Investor Relations section of our web site at www.goldenent.com. The information found on or accessed through our web site is not, and should not be deemed to be, a part of this prospectus supplement.

Information incorporated by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement, and the accompanying prospectus, incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2017.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 10, 2017, August 8, 2017 and November 9, 2017, respectively.

•

Our Current Reports on Form 8-K filed with the SEC on June 12, 2017 (with respect to Item 1.01 and related Item 9.01 of Current Report on Form 8-K), June 15, 2017, October 23, 2017 and November 9, 2017 (with respect to Item 5.02 of Current Report on Form 8-K).

•	Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on January 3, 2018.

•

The description of our Common Stock contained in our Registration Statement on Form 10, filed with the SEC on October 23, 1998, and any amendment or report filed with the SEC for the purpose of updating the description.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Golden Entertainment, Inc.

6595 S Jones Boulevard

Las Vegas, NV 89118

(702) 893-7777

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

PROSPECTUS

Golden Entertainment, Inc.

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Offered by the Company

8,051,688 Shares of Common Stock

Offered by the Selling Securityholders

We may offer and sell up to $150,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. In addition, the selling securityholders identified in this prospectus may offer and sell an aggregate of up to 8,051,688 shares of our common stock from time to time in one or more offerings. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

This prospectus provides you with a general description of the securities that may be offered by us or the selling securityholders. Each time we or any of the selling securityholders offer and sell securities pursuant to this prospectus, we or the selling securityholders will (to the extent required) provide a supplement to this prospectus that contains more specific information about the offering, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of our securities.

The securities offered by us and the selling securityholders pursuant to this prospectus and any prospectus supplement may be sold to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold pursuant to this prospectus without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

The selling securityholders and broker-dealers or other intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (which we refer to as the “Securities Act” in this prospectus), with respect to the securities offered hereby, and as such any profits realized or commissions received may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that at the time of the acquisition of the common stock to be resold, it did not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute such common stock.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Market under the symbol “GDEN.” On January 9, 2018, the last reported sale price of our common stock on the Nasdaq Global Market was $32.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $150,000,000, as described in this prospectus. In addition, the selling securityholders identified in this prospectus may sell an aggregate of up to 8,051,688 shares of our common stock from time to time in one or more offerings, as described in this prospectus. Each time we or any of the selling securityholders offer and sell securities pursuant to this prospectus, we or the selling securityholders will (to the extent required) provide a supplement to this prospectus that contains more specific information about the offering, as well as the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectus), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor any of the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Golden,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Golden Entertainment, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.goldenent.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus, and all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2017.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 10, 2017, August 8, 2017 and November 9, 2017, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on June 12, 2017 (with respect to Item 1.01 and related Item 9.01 of Current Report on Form 8-K), June 15, 2017, October 23, 2017 and November 9, 2017 (with respect to Item 5.02 of Current Report on Form 8-K).

•	Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on January 3, 2018.

•	The description of our Common Stock contained in our Registration Statement on Form 10, filed with the SEC on October 23, 1998, and any amendment or report filed with the SEC for the purpose of updating the description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Golden Entertainment, Inc.

6595 S Jones Boulevard

Las Vegas, NV 89118

(702) 893-7777

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a diversified group of gaming companies that focus on casino and resort operations and distributed gaming (including tavern gaming).

On October 20, 2017, we completed the acquisition of all of the outstanding equity interests of American Casino & Entertainment Properties LLC (which we refer to herein as “American”) from its former equity holders (which we refer to herein as the “American Acquisition”) for aggregate consideration consisting of $781.0 million in cash (subject to certain post-closing adjustments) and the issuance by us of 4,046,494 shares of our common stock to W2007/ACEP Holdings, LLC, a former American equity holder and a selling securityholder hereunder (which we refer to herein as “ACEP Holdings”), pursuant to the membership interest purchase agreement, dated June 10, 2017, by and among Golden Entertainment, Inc., W2007/ACEP Managers Voteco, LLC and ACEP Holdings (which we refer to herein as “Purchase Agreement”). Pursuant to the post-closing adjustment provisions in the Purchase Agreement, the cash portion of the consideration paid in the American Acquisition was subsequently increased to $788.5 million.

We conduct our business through two reportable operating segments: Casinos and Distributed Gaming. In our Casinos segment, we own and operate eight casino and resort properties in Nevada and Maryland. Four of our Nevada casino and resort properties were added to our casino portfolio in October 2017 as a result of our acquisition of American. Our Distributed Gaming segment involves the installation, maintenance and operation of gaming and amusement devices in certain strategic, high-traffic, non-casino locations (such as grocery stores, convenience stores, restaurants, bars, taverns, saloons and liquor stores) in Nevada and Montana, and the operation of traditional, branded taverns targeting local patrons, primarily in the greater Las Vegas, Nevada metropolitan area.

We were incorporated in Minnesota in 1998 under the name of GCI Lakes, Inc., which name was subsequently changed to Lakes Gaming, Inc. in August 1998, to Lakes Entertainment, Inc. in June 2002 and to Golden Entertainment, Inc. in July 2015. Our shares began trading publicly in January 1999. The mailing address of our headquarters is 6595 S Jones Boulevard, Las Vegas, Nevada 89118, and our telephone number at that location is (702) 893-7777.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities being offered by us as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for Golden for the periods indicated.

	Fiscal Year Ended					Nine Months Ended Sept. 30, 2017
	Dec. 30, 2012	Dec. 29, 2013	Dec. 28, 2014	Dec. 31, 2015(1)	Dec. 31, 2016
Ratio of earnings (loss) to fixed charges(2)	1.73	15.74	—	5.16	2.45	1.67

(1)	Our consolidated financial statements include the operating results of Sartini Gaming, Inc. from and after August 1, 2015, following the consummation of the acquisition thereof.
(2)	Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest, including amortization of debt discount and issuance costs, and the estimated interest expense portion of rental expense. Our earnings were inadequate to cover fixed charges for the fiscal years ended December 28, 2014 by $24.8 million.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our articles of incorporation and bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our articles of incorporation authorize us to issue 100,000,000 shares of capital stock, par value $0.01 per share, of which 7,500,000 have been designated as Series A Convertible Preferred Stock, par value $0.01 per share.

Common Stock

Each holder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus, when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Dividends

To date, except for the special dividend described below, we have neither declared nor paid any cash dividends with respect to our common stock and the current policy of our board of directors is to retain all future earnings, if any, for use in the operation and development of our business. In June 2016, pursuant to the terms of the merger agreement governing our 2015 acquisition of Sartini Gaming, Inc., our board of directors authorized and declared a special dividend to eligible shareholders of record on the close of business on June 30, 2016 of cash in the aggregate amount of approximately $23.5 million (or $1.71 per eligible share), which amount represented the proceeds received from the sale of our $60.0 million subordinated promissory note from the Jamul Indian Village, net of related costs, and which dividend was paid in July 2016. The payment of any other cash dividends in the future will be at the discretion of our board of directors and will depend upon such factors as our financial condition, results of operations, capital requirements, our general business condition and any other factors deemed relevant by our board of directors. In addition, the terms of our senior secured credit agreements restrict our ability to declare or pay dividends on our common stock.

Preferred Stock

None of the 7,500,000 shares of our capital stock designated as Series A Convertible Preferred Stock are outstanding or issuable. Our board of directors has the authority, without action by our shareholders, to designate and issue shares of capital stock in one or more class or series. The board of directors may also designate the rights, preferences and privileges of each series or class of capital stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the shareholders.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing, among other rights and preferences, class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Certain Rights to Redeem Our Securities

Our articles of incorporation require our shareholders to provide information that is requested by authorities that regulate our current or proposed gaming operations. Our articles of incorporation also permit us to redeem the securities held by persons whose status as a security holder, in the opinion of our board of directors, jeopardizes existing gaming licenses or approvals of Golden or its subsidiaries. The price paid for these securities is, in general, the average closing price for the 30 trading days prior to giving notice of redemption.

Anti-Takeover Effects of Certain Provisions of Minnesota Law

Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.

Although we have amended our bylaws to provide that Section 302A.671 (Control Share Acquisitions) of the Minnesota Business Corporation Act does not apply to or govern us, we remain subject to Section 302A.673 (Business Combinations) of the Minnesota Business Corporation Act. Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of disinterested members of our board of directors before the interested shareholder’s share acquisition date.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee named in the prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Golden,” “we,” “our” or “us” refer to Golden Entertainment, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Golden) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Golden and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Golden; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Shareholders

None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of Golden.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale by certain of our shareholders, who we refer to in this prospectus as the “selling securityholders,” from time to time of up to an aggregate of 8,051,688 shares of our common stock. When we refer to “selling securityholders” in this prospectus, we mean the shareholders listed in the table below, and any pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interests in our securities other than through a public sale.

ACEP Holdings is party to a registration rights agreement with us, dated October 20, 2017, in which we agreed, among other matters, to register for resale the 4,046,494 shares of our common stock that we issued to ACEP Holdings pursuant to the Purchase Agreement at the closing of the American Acquisition. In accordance with the terms of that registration rights agreement, we are registering such shares held by ACEP Holdings for resale under the registration statement of which this prospectus forms a part. In connection with the American Acquisition, we also entered into a stockholders agreement with ACEP Holdings, dated October 20, 2017, pursuant to which, among other matters, we granted ACEP Holdings and its designees certain board observer rights for so long as ACEP Holdings and its affiliates continue to own at least 5% of our issued and outstanding common stock, which rights ACEP Holdings has not exercised, and ACEP Holdings agreed to restrictions on the transfer of its shares of our common stock until January 18, 2018 (subject to certain exceptions, including underwritten public offerings conducted by us and in which ACEP Holdings includes shares in such offering pursuant to the terms of the registration rights agreement).

The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”) is party to a registration rights agreement with us, dated July 31, 2015, in which we agreed, among other matters, to register for resale the shares of our common stock that we issued to the Sartini Family Trust in connection with the acquisition of Sartini Gaming, Inc. in July 2015. In accordance with the terms of that registration rights agreement, we are registering 1,250,000 of such shares for resale under the registration statement of which this prospectus forms a part. For additional information regarding material relationships between the selling securityholders (or their affiliates) and Golden, please refer to the documents filed by us with the SEC and incorporated by reference herein, including the exhibits thereto.

The following table sets forth, as of the date of this prospectus:

•	the name of the selling securityholders for whom we are registering shares of our common stock for resale to the public;

•	the number of shares of our common stock that the selling securityholders beneficially owned prior to the offering for resale of such shares of common stock under this prospectus;

•	the number of shares of common stock that may be offered for resale for the account of the selling securityholders pursuant to this prospectus, and

•	the number and percentage of shares of common stock to be beneficially owned by the selling securityholders after completion of the offering of such shares of common stock (assuming that all shares of common stock being registered under the registration statement of which this prospectus forms a part that are held by the selling securityholders are resold to third parties).

The information set forth below is based upon information obtained from the selling securityholders and upon information in our possession regarding the issuance of shares of common stock to certain of the selling securityholders in connection with private placement transactions. The percentages of shares beneficially owned after completion of the offering are based on 26,412,626 shares of our common stock outstanding as of January 5, 2018, including the shares of common stock covered hereby. Other than as described above, below and in documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the selling securityholders has within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of shares of our common stock. Except as otherwise indicated, the mailing address of each shareholder is c/o Golden Entertainment, Inc., 6595 S Jones Boulevard, Las Vegas, Nevada 89118.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Maximum Number of Shares that May Be Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Sale of the Maximum Number of Shares Offered Hereby (2)
			Number	Percent
W2007/ACEP Holdings, LLC (3)	4,046,494	4,046,494	—	—
The Blake L. Sartini and Delise F. Sartini Family Trust (4)	7,246,393	1,250,000	5,996,393	22.7%
Lyle A. Berman Revocable Trust (5)	1,642,841	1,250,000	392,841	1.5%
D’Oro Holdings, LLC (6)	750,000	250,000	500,000	1.9%
Bradley Berman Irrevocable Trust (7)	334,425	334,425	—	—
Julie Berman Irrevocable Trust (7)	334,425	334,425	—	—
Amy Berman Irrevocable Trust (7)	293,172	293,172	—	—
Jessie Lynn Berman Irrevocable Trust (7)	293,172	293,172	—	—

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of January 5, 2018.
(2)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part that are held by the selling securityholders are resold to third parties.
(3)	The following entities affiliated with ACEP Holdings may be deemed to beneficially own indirectly 4,046,494 shares of our common stock held by ACEP Holdings (the “ACEP Shares”): (i) WH Advisors, L.L.C. 2007 (“WH Advisors”); (ii) Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”); and (iii) W2007 Finance Sub, LLC (together with ACEP Holdings, WH Advisors and Whitehall, the “GS Investing Entities”). The Goldman Sachs Group, Inc. (“GS Group”) and its subsidiary Goldman Sachs & Co. LLC (“Goldman Sachs”) may be deemed to beneficially own all of the ACEP Shares because Goldman Sachs is the investment manager of certain of the GS Investing Entities and affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner, managing partner or managing member of, and share voting power and investment power with, the GS Investing Entities. In addition, GS Group and Goldman Sachs may be deemed to own an additional 3,139 shares of common stock of the Company as of January 5, 2018. GS Group and Goldman Sachs each disclaim beneficial ownership of the shares of common stock owned directly or indirectly by the GS Investing Entities, except to the extent of their pecuniary interest therein, if any. The address of the principal business office of each of the GS Investing Entities, GS Group and Goldman Sachs is 200 West Street, New York, NY 10282.
(4)	Blake L. Sartini, our Chairman of the Board, President and Chief Executive Officer, is a co-trustee of the Sartini Family Trust. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Trust. The number of shares of common stock beneficially owned by the Sartini Trust listed in the table above excludes 750,000 shares held by D’Oro Holdings, LLC, for which the Sartini Trust and Mr. and Mrs. Sartini have disclaimed any beneficial ownership. Blake L. Sartini, II, the adult son of Mr. and Mrs. Sartini, is the sole manager of D’Oro Holdings, LLC with sole power to vote and dispose of such shares. The number of shares of common stock beneficially owned by the Sartini Trust also does not reflect (a) options to purchase 904,000 shares of our common stock held by Mr. Sartini (none of which are exercisable within 60 days of January 5, 2018) or (b) 26,911 performance-based restricted stock units held by Mr. Sartini.

(5)	Lyle A. Berman, a member of our Board of Directors and our former President and Chief Executive Officer, is the beneficial owner and trustee of the Lyle A. Berman Revocable Trust (the “Berman Revocable Trust”). The number of shares of common stock beneficially owned by the Berman Revocable Trust listed in the table above excludes (a) options to purchase 235,072 shares of our common stock held by Mr. Berman that may be exercised within 60 days of January 5, 2018, (b) 211,403 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman and (c) 156,880 shares held by the Lyle A. Berman Roth IRA, all of which are beneficially owned by Mr. Berman.
(6)	Blake L. Sartini II, our Senior Vice President of Distributed Gaming, is the sole manager of D’Oro Holdings, LLC, and in such capacity Mr. Sartini II has the sole power to vote and dispose of such shares.
(7)	Neil I. Sell, a member of our Board of Directors, is a co-trustee of each of the Bradley Berman Irrevocable Trust, the Julie Berman Irrevocable Trust, the Amy Berman Irrevocable Trust and the Jessie Lynn Berman Irrevocable Trust. Mr. Sell shares the power to vote and dispose of such shares with Gary Raimist, who is also a co-trustee of each of the trusts. Mr. Sell and Mr. Raimist disclaim beneficial ownership of the shares held by the Bradley Berman Irrevocable Trust, Julie Berman Irrevocable Trust, Amy Berman Irrevocable Trust and Jessie Lynn Berman Irrevocable Trust.

The selling securityholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of its shares since the date as of which the information is presented in the above table. Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part if and when necessary.

We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock to be sold by the selling securityholders identified in this prospectus. The selling securityholders have agreed to pay any underwriting discounts, selling commissions, stock transfer taxes or similar charges incurred for the sale of such shares of our common stock.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers.

The selling securityholders (which as used herein includes their pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interests in our securities other than through a public sale) may from time to time sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for discounts or commissions payable to such underwriters or broker-dealers. The selling securityholders may use any one or more of the following methods (which may involve crosses or block transactions) when selling shares:

•	on any national stock exchange or U.S. interdealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell all or a portion of their shares in reliance upon Rule 144 under the Securities Act or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions. The selling securityholders may also transfer, devise or gift such shares by other means not described in this prospectus. The selling securityholders are not obligated to, and there is no assurance that the selling securityholders will, sell all or any of the shares of common stock we are registering.

Dispositions of the securities by us or the selling securityholders may be at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Each time that we or any of the selling securityholders sell securities pursuant to this prospectus, we or the selling securityholders will (to the extent required) provide a prospectus supplement or supplements that describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling securityholders, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling securityholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The selling securityholders and broker-dealers or other intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered hereby, and as such any profits realized or commissions received may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that at the time of the acquisition of the common stock to be resold, it did not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute such common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock held by the selling securityholders. We have agreed to indemnify certain of the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any common stock will be listed on the Nasdaq Global Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We or the selling securityholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we or the selling securityholders may enter into hedging or other derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling securityholders or borrowed from us, the selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities. Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Gray, Plant, Mooty, Mooty & Bennett, P.A. and Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Golden Entertainment, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Golden Entertainment, Inc. and subsidiaries incorporated herein by reference to the Annual Report on Form 10-K of Golden Entertainment, Inc. for the year ended December 31, 2016 have been so incorporated in reliance upon the report of Piercy Bowler Taylor & Kern, Certified Public Accountants, independent registered public accounting firm, given upon the firm’s authority as an expert in auditing and accounting.

The audited consolidated financial statements of American Casino & Entertainment Properties LLC incorporated herein by reference to Amendment No. 1 to Current Report on Form 8-K/A of Golden Entertainment, Inc. filed with the SEC on January 3, 2018 have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given upon the firm’s authority as an expert in auditing and accounting.

6,500,000 shares

Golden Entertainment, Inc.

Common stock

Prospectus supplement

Joint book-running managers

J.P. Morgan	Morgan Stanley

Macquarie Capital

Co-manager

Union Gaming

                    , 2018